## AGREEMENT

**THIS AGREEMENT**, with an Effective Date of June 24, 2010, is made by and between Patient Safety Technologies, Inc., a Delaware Corporation, (the "Company"), having its principal offices at 2 Venture, Suite 305, Irvine, CA 92618, and Brian E. Stewart ("Executive").

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive's employment with the Company by entering into this Agreement regarding each parties' respective rights and obligations as set forth herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. **Definitions**. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) "**Affiliate**" shall mean any Person that directly or indirectly controls or is controlled by or under common control with the Company and shall also mean any Person in which the Company has an equity or other ownership interest. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

(b) "**Annual Base Salary**" shall mean Executive's rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(c) "**Board**" shall mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the "Committee"), including, without limitation, a remuneration committee, which shall consist of outside directors as defined under Section 162(m) of the Code, and related Treasury regulations, and "non-employee directors" as defined under Rule-16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Unless otherwise specified in the Agreement, the term "Board" shall include any Committee (or sub-committee) to which the Board's authority has been delegated.

(d) "**Capital Transaction**" shall be deemed to have occurred as of the first day, (i) any person or entity[1] becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, (ii) there is a sale, license or disposition of all or substantially all of the Company's assets, or (iii) the consummation of a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

(e) "**Cause**" shall mean that Executive: (i) engaged in misconduct or gross negligence in the performance of Executive's duties or willfully and continuously failed or refused to perform any duties hereunder or otherwise consistent with this Agreement and Executive's title and position and reasonably requested in the course of Executive's employment (e.g. Board directives); (ii) engaged in fraud, dishonesty, or any other improper conduct that causes or is reasonable likely to cause harm to the Company or its Affiliates including its business or reputation; (iii) materially violated any of the Company's lawful and material policies or procedures of which Executive had prior written notice or any laws, regulations or rules that are material to the Company's business; (iv) materially breached this Agreement, any proprietary information agreement, or any other written

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[1] Other than an entity or person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

agreement between Executive and the Company or any of its Affiliates; (v) committed, was indicted on charges related to, convicted of, or pled guilty or no contest to, a felony or other crime involving dishonesty; or (vi) breached Executive's fiduciary duties to the Company or any of its Affiliates; **provided**, **however**, that a termination shall not be a termination for Cause with respect to any event or circumstance described in clauses (i), (iii), or (iv) that the Board reasonably determines is susceptible of cure unless (1) Executive has been given written notice of the event or circumstance and at least 10 business days to cure and (2) the event or circumstance remains uncured at the end of such 10-business day period.

(f) **"Code"** shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations or other rules promulgated thereunder.

(g) **"Company"** shall mean Patient Safety Technologies, Inc.

(h) **"Disability"** shall mean Executive's inability to perform or expected inability to perform the essential duties of Executive's position for either 120 consecutive calendar days or 120 calendar days in a twelve month period by reason of any medically determined physical or mental impairment, consistent with applicable state and federal law. In the event of any dispute regarding the existence of a Disability, the matter will be resolved by the determination of a physician qualified to practice medicine in the State of California (a "Physician"), which is mutually agreeable to both parties, and whose determination shall be final and binding. In the event the parties cannot agree on a Physician, each party shall select one Physician and those two Physicians shall select a third Physician to make the Disability determination, which shall be final and binding.

(i) **"Good Reason"** shall mean a termination of employment by Executive on account of any of the following events: (i) a material diminution in the character or scope of Executive's duties, Annual Base Salary, responsibilities, or authority; (ii) a reassignment of Executive without his consent to a geographic location in excess of 40 miles from the Company's current principal offices, which materially adversely affects Executive's commute based on Executive's primary residence as of the date the reassignment is announced; or (iii) the Company's material breach of this Agreement; **provided**, **however**, that Executive must (1) provide the Company with written notice of Executive's intent to terminate employment and a description of the event Executive believes constitutes Good Reason within 30 days after the initial existence of the event and (2) the Company shall have 90 days after Executive provides the notice described above to cure the event that constitutes Good Reason (the "Cure Period"). Executive will have 90 days following the end of the Cure Period to terminate Executive's employment, after which Good Reason will no longer exist.

(j) **"Person"** shall mean any individual, corporation (including any non-profit corporation), professional corporation, general or limited partnership, professional limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

(k) **"Positive Operating Income Determination"** means a determination that the Company's total operating income, as determined under GAAP, disregarding (i) the effect of all non-cash charges and (ii) the contribution to operating income from Forward Purchase Revenue, for any period after the Effective Date of two (2) consecutive fiscal quarters, is zero or greater. A Positive Operating Income Determination shall be made by the Company's compensation committee acting reasonably, and after consultation with Executive, promptly following, based on and consistent with (subject to the adjustments required by this definition) the reported GAAP financial results in the Company's publicly filed SEC reports for the applicable fiscal quarters or, in the absence of a timely SEC report or any failure of an SEC report to be filed, based on and consistent with the Company's financial statements for the applicable fiscal quarters. For purposes of this definition, "Forward Purchase Revenue" shall be the amount of revenue that would otherwise have positively affected operating income attributable to the line item "Deferred Revenue" on the Company's balance sheet (or any other title or line item which may hereafter be assigned to substantively the same matter and underlying transaction). In the event of any disagreement regarding the definition of Positive Operating Income Determination, the matter may, at the option of any party, be submitted to a mutually agreeable third party with the experience necessary to make the determination, whose written determination will be final and binding. In the event the parties cannot agree to a mutually agreeable experienced arbiter, each party will select one experienced arbiter and those two experienced arbiters will select a third experienced arbiter who will make the determination, whose written determination shall be final and binding.

(l) **"Sale Bonus"** shall mean an amount equal to Executive's then applicable Annual Base Salary.

2. **Term of this Agreement**. The term of this Agreement (the "Term") shall be deemed to have commenced on the Effective Date and shall continue until June 24, 2013 unless terminated on an earlier date pursuant to the terms of this Agreement; **provided, however**, that the Term shall automatically be extended for an additional one year on June 24, 2013 and each anniversary thereafter unless either party to this Agreement delivers a written notice of non-extension to the other party by at least 90 days prior to the expiration of the Term. For the sake of clarity, it is understood that the Term shall end coincident with the termination of Executive's employment with the Company. Executive shall be an at-will employee whose employment may be terminated at any time and for any reason by the Company or by Executive. If Executive's employment continues beyond the Term, Executive shall remain an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason.

3. **Duties; Scope of Employment; Compensation and Benefits.**

(a) **Position and Duties**. The Company shall employ Executive in the position of Chief Executive Officer and President of the Company. Executive's principal of business initially shall be Irvine, CA; **provided, however**, that Executive acknowledges that Executive may be required to travel from time to time for business purposes at the Company's expense (in accordance with Section 3(h) of this Agreement). During the Term, Executive will devote Executive's full-time working time to the performance of Executive's duties hereunder, shall faithfully serve the Company and its Affiliates, shall in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company, provided they are consistent with Executive's title and position, as well as the terms of this Agreement, and shall use Executive's best efforts to promote and serve the interests of the Company and its Affiliates. Executive agrees not to, directly or indirectly, render services to any other person or organization without the written consent of the Board or otherwise engage in activities that interfere with Executive's faithful performance of Executive's duties hereunder; **provided, however**, that Executive may serve on civic or charitable activities without remuneration if doing so is not inconsistent with, or adverse to, Executive's employment hereunder. Executive will serve as a member of the Board as of the Effective Date, and shall be nominated for each subsequent period, subject to stockholder approval. Upon the end of the Term, Executive will be deemed to have resigned from the Board voluntarily, without any further required action by Executive and hereby irrevocably appoints any officer of the Company to execute any documents or take any action reasonably desired by the Company to consummate such resignation or removal from the Board.

(b) **Annual Base Salary**. Executive's Annual Base Salary shall equal $200,000. This amount shall be reviewed annually in January of each year by the Board and, in the sole discretion of the Board, may be adjusted upward with such adjustments effective January 1 of the respective year. In addition, effective upon a Positive Operating Income Determination, the Annual Base Salary will automatically be increased to $245,000 for the balance of the year in which such event takes place and thereafter during the Term (for clarity, this increase shall take effect as of the first day of the first quarter following a Positive Operating Income Determination) subject to any other adjustments to Annual Base Salary that are made in accordance with the second sentence of this Section 3(b). Executive's Annual Base Salary shall be paid in accordance with the Company's standard payroll practice for its executive officers, but in any event not less frequently than semi-monthly.

(c) **Bonus**. Executive shall be eligible to participate in the Company's executive bonus plan, if any, in accordance with the terms of the executive bonus plan adopted by the Board or the Committee, in its sole discretion, for the Company's most senior executives, covering the applicable bonus period; **provided, however**, that the minimum target bonus opportunity provided under such executive bonus plan for any year during the Term of this Agreement shall not be less than 25% of Executive's Annual Base Salary. In addition, Executive shall be entitled to a Sale Bonus if a Capital Transaction occurs during the Term of this Agreement, to be paid within five business days of the consummation of the Capital Transaction.

(d) **Pension and Welfare Plans**. During the Term, Executive and Executive's dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs)

sponsored by the Company or its Affiliates on the same terms and conditions generally applicable to executives of the Company, subject in each such case to the applicable terms of each such plan and provided further that Executive's participation in each such plan may be limited to the extent the Company reasonably determines necessary to avoid adverse tax consequences.

(e) **Equity Compensation Grants and Plans**.

(i) **Initial Stock Option Grant.** The Company hereby agrees to grant Executive a stock option (the "Option") for 2,000,000 shares of common stock of the Company ("Shares") upon the execution of this Agreement or as soon as is reasonably possible thereafter. The Option shall be deemed vested and exercisable as of the date of grant with respect to 500,000 Shares. The Option shall vest and become exercisable with respect to an additional 250,000 Shares on the six month anniversary of the Effective Date; and thereafter, the remaining 1,250,000 Shares shall vest and become exercisable at a rate of $1/42^{nd}$ per month, so that 100% of the Option is vested and exercisable on the 48 month anniversary of the Effective Date. The vesting schedule set forth above is contingent on Executive remaining continuously employed by the Company from the Effective Date through each such vesting date. The Option price will be set at the average closing price of the Company's stock during the 30 days prior to the date of grant as approved by the Company's Board, but not less $0.75 per share. The Company shall use commercially reasonable efforts to register the Shares issuable upon exercise of the Option on Form S-8 under the Securities Act of 1933, as amended, as soon as permitted by the rules for that form of registration. Except as expressly provided in this Section 3(e)(i) and Sections 3(j), 4(a)(iii)(3) and 4(a)(iii)(4) of this Agreement, the Option shall be subject to the terms and conditions of any related grant documentation and any amendments thereto.

(ii) **Equity Compensation Plans.** Executive shall be entitled to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its Affiliates on generally the same terms and conditions generally applicable to executives of the Company, subject to the exercise by the Company, the Board, the Committee, or any other person or entity of its discretion under any such plan or program. Any equity interests or rights to purchase equity interests in the Company held by Executive and issued pursuant to an equity compensation plan shall be administered and subject to the terms of the plan and any amendments thereto.

(f) **Designation as Qualified Performance-Based Compensation**. The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement ("Awards") shall be considered "qualified performance-based compensation" under Section 162(m) of the Code. Any Awards so designated shall be administered by the Committee.

(g) **Fringe Benefits and Perquisites**. Executive shall be entitled to fringe benefits and perquisites available to similarly situated executives of the Company in accordance with the plans, practices, programs, and policies of the Company from time to time.

(h) **Expenses**. Executive shall be entitled to receive prompt reimbursement for all necessary and reasonable expenses incurred by Executive in the course of Executive's employment, upon presentation of written documentation in accordance with the applicable policy of the Company and its Affiliates.

(i) **Vacation**. Executive shall be entitled to vacation as described in this Section 3(i), in addition to any Company-designated holidays, subject to the Company's reasonable need for Executive to work on such days. The scheduling of Executive's vacation may not interfere with the Company's normal business operations and must be consistent with the Company's policies. Executive shall accrue 10.00 hours of vacation per month, totaling 120 hours or 15 days per full calendar year. The Company strongly encourages Executive to utilize all vacation within nine months of when it is accrued. Executive shall cease accruing vacation once accrued and unused vacation equals 180 hours in the aggregate, and shall not accrue additional vacation until the amount of accrued and unused vacation is less than 180 hours.

(j) **Capital Transaction.** On the occurrence of a Capital Transaction, the Option (as defined in Section 3(e)(i)) hereof will immediately vest.

4. **Termination.** If Executive's employment terminates on account of any of the events listed below after the Effective Date of this Agreement, the following provisions shall apply:

(a) **Termination without Cause; Resignation for Good Reason.**

(i) The Company may remove Executive without Cause from the position in which Executive is employed hereunder at any time on written notice of termination to Executive; **provided, however,** that, in the event that such notice is given, Executive shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning under this Section 4(a)(i) for Good Reason. In order for a resignation to be treated as being for Good Reason, it must comply with the requirements set forth in the definition of such term.

(ii) On the Company's termination of Executive without Cause or Executive's resignation for Good Reason, Executive will be entitled to receive:

1. any Annual Base Salary earned but unpaid as of the date of Executive's termination or resignation;

2. payment in lieu of any vacation accrued under this Agreement but unused as of the date of Executive's termination;

3. any business expenses incurred but not reimbursed under Section 3(h) as of the date of Executive's termination or resignation; and

4. any amounts or benefits under any Company compensation, incentive, or benefit plans vested but not paid as of the date of Executive's termination (according to the payment provisions of such plans).

(iii) If Executive signs, within 50 days after Executive's termination or resignation of employment, a customary waiver and release agreement in a form prepared by the Company and such release has become effective and irrevocable in its entirety by the 60th day following Executive's termination or resignation date, in addition to Section 4(a)(ii)(1-4) benefits, Executive, will be entitled to receive:

1. an amount equal to the Annual Base Salary at the rate in effect on the date of Executive's "Separation from Service," as defined in Section 4(d), which amount shall be paid in equal installments commencing on the first payroll date following the 60-day anniversary of Executive's Separation from Service in accordance with the Company's payroll practices in effect on the date of Executive's Separation from Service, provided that Executive shall receive any installments relating to the 60-day period following the date of Executive's Separation from Service in a lump sum with the first payment under this subsection (1);

2. a monthly payment equal to the cost of COBRA continuation coverage for Executive (and to the extent applicable, Executive's spouse and dependents) under any fully insured group health plan sponsored by the Company that Executive, his spouse or dependents are enrolled in on the date of Executive's Separation from Service (as defined in Section 4(d)), commencing on the first payroll date following the 60-day anniversary of Executive's Separation from Service in accordance with the Company's payroll practices in effect on the date of Executive's Separation from Service (each subsequent payment shall be made on the first payroll date of each month thereafter), and Executive shall receive installments relating to the 60-day period prior to the first monthly payment in a lump sum with the first monthly payment; **provided**, **however**, all obligations under this subsection (2) will expire on the earlier of (A) the date Executive

becomes an employee of another entity and is eligible to enroll in a group health plan or (B) the 12-month anniversary of Executive's Separation from Service;

3. in the event the Company's termination of Executive without Cause or Executive's resignation for Good Reason occurs prior to September 1, 2011, Executive's Option shall vest and become exercisable with respect to 1,000,000 Shares; **provided, however**, such 1,000,000 Shares shall be offset by the Option Shares that previously vested prior to Executive's termination without Cause or resignation for Good Reason; and

4. Executive shall have 12 months to exercise any Options that are vested and exercisable as of Executive's termination of employment (including any Options that are accelerated pursuant to Section 4(a)(iii)); **provided, however**, that in no event shall any Option be exercisable after its original maximum term.

(iv) Notwithstanding anything set forth herein to the contrary, in the event that Executive violates the provisions of Section 5 of this Agreement after Executive's Separation from Service, the payments and benefits provided under Sections 4(a)(iii)(1) and (2) shall cease and all obligations of the Company under said Sections shall terminate.

(b) **Termination for Cause; Voluntary Resignation without Good Reason**. In the event Executive terminates his employment for any reason other than Good Reason or in the event that Company terminates Executive for Cause or on account of Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to the amounts in Section 4(a)(ii) above.

(c) **Death**. If Executive dies while employed by the Company, Executive's estate shall receive any amounts pursuant to Section 4(a)(ii) above.

(d) **Compliance with Section 409A of the Code**. Notwithstanding anything to the contrary in this Agreement, any provision of this Agreement that would result in the imposition of additional taxes under Section 409A of the Code shall be unenforceable. Notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" (within the meaning of Internal Revenue Code Section 409A) on the date of Executive's Separation from Service, then any payments or benefits that otherwise would be payable under this Agreement within the first six months following Executive's Separation from Service (the "409A Suspension Period"), shall instead be paid in a lump sum within 14 days after the end of the sixth month and one day period following Executive's Separation from Service, but only to the extent that such payments or benefits provide for the "deferral of compensation" within the meaning of United States Treasury Regulation Section 1.409A-1(b), after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii) - (v) thereof. Each payment under this Agreement shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2). After the 409A Suspension Period, Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). The term "Separation from Service" shall mean a "separation from service" within the meaning of Section 409A of the Code, without giving effect to any optional elections thereunder.

(e) **Termination Date**. For purposes of this Agreement, Executive's termination or resignation date shall mean with respect to any purported termination of Executive's employment, (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated for Cause or without Cause by the Company, the date specified in the Company's notice of termination, (iii) if Executive's employment is terminated by the Company as a result of a Disability, the date on the Company terminates Executive's employment, and (iv) if Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in Executive's notice of termination, provided that the Company may accelerate the termination date in its sole discretion without liability.

5. **Non-Solicitation and Non-Disclosure**. In consideration of the promises the Company makes herein, Executive agrees to the following:

(a) **Non-Solicitation**. Except for the furtherance of the interests of the Company, Executive agrees that he or she will not, during the term of Executive's employment and for a period of one year following the date of termination of employment do any of the following directly or indirectly, without the prior written consent of the Board: solicit or call upon, either directly or indirectly, any employee or independent contractor of the Company to attempt to persuade or induce the employee or independent contractor to terminate employment with or cease providing services to the Company and commence employment with or providing services to another entity; **provided**, **however**, that the foregoing restriction shall not preclude the solicitation for hire of any person who (i) responds to general advertisements or similar methods employed by Executive or any employee search or placement firm acting on behalf thereof (a "Search Firm") and not in response to any direct solicitation efforts, (ii) responds to general solicitations by Search Firms of suitable candidates in a given field, industry or profession and not in response to any direct solicitation efforts, or (iii) files a resume with a Search Firm and is later referred to Executive by such Search Firm and is not sought in response to any direct solicitation efforts.

(b) **Non-Disclosure**. Executive agrees not to use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret, or confidential information relating to the business of the Company, including, without limitation, information relating to formulas, designs, processes, suppliers, machines, compositions, improvements, inventions, operations, manufacturing, processing, marketing, distributing, selling, cost and pricing data, master files, or customer lists utilized by the Company and all other similar information material to the conduct of the business of the Company, which is not at the time of disclosure generally known to the public or the industry in which the Company is engaged (collectively, the "Confidential Information") and which is or was obtained or acquired by Executive while an employee of the Employer; **provided**, **however**, that this subsection (b) shall not preclude Executive from (i) the use or disclosure of such information that is at the time of disclosure known to the public generally or the industry in which the Company is engaged or that subsequently becomes so known, other than by way of disclosure in violation of the Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order, Executive shall give the Company three business days' written notice (or, if disclosure is required to be made in less than three business days, such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

(c) **Inventions**. Executive hereby sells, transfers, and assigns to the Company all of the entire right, title, and interest of Executive in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Executive, solely or jointly, during his or her employment by the Employer that directly relate to methods, apparatus, designs, products, processes, or devices, sold, leased, used, or under development by the Company, or that otherwise directly relate or pertain to the business, functions, or operations of the Company or that arise from the efforts of Executive during the course of his or her employment with the Employer (the "Inventions"). Executive shall communicate promptly and disclose to the Company, in such form as the Company reasonably requests, all information, details, and data pertaining to the Inventions. Executive shall execute and deliver to the Company, at the Company's expense, such formal transfers and assignments and such other papers and documents as may be necessary or required of Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Nothing in this subsection (c) shall be deemed to require any assignment of an Invention to the extent such assignment would be inconsistent with Section 2870 of the California Labor Code, and by signing this Agreement, Executive acknowledges that he has received written notice of the provisions of Section 2870, which provides:

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

(d) **Acknowledgement**. Executive acknowledges and agrees that the restrictions contained in the foregoing covenants are necessary to protect legitimate interests of the Company and acknowledges that remedies for damages in the event of their violation or potential violation would be inadequate. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief in the event of any violation by Executive of any provisions of this Section 5. The preceding sentence is not intended and shall not be construed to limit any right of Executive to challenge the factual basis of any prayer by the Company for injunctive relief. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies that the Company may have. The period of time during which the provisions of this Section 5 will be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction where the injunctive relief is sought.

(e) **Enforceability and Understanding**. If any provision of this Section 5 shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to reform the terms thereof to render it valid and enforceable. This Section 5 contains all the understandings between Executive and the Company pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing the Agreement, Executive does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Section 5 or otherwise.

(f) **Non-Violation of Current Contractual Obligations**. Executive hereby represents and warrants to the Company that (i) Executive is fully authorized and empowered to enter into this Agreement and that the performance of Executive's obligations hereunder will not violate any agreement between Executive and any other Person; and (ii) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive's entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(g) **No Disclosure of Confidential Information**. Executive hereby represents and warrants to the Company that Executive's performance of Executive's duties under this Agreement will not require Executive to and Executive will not, whether voluntarily or involuntarily, rely on in the performance of Executive's duties or disclose to the Company or any other Person or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive or other third party to whom Executive owes a duty of confidentiality.

6. **Special Tax Provisions.**

(a) To the extent that Section 280G and any related provisions of the Code are applicable, if any payment or benefit Executive would receive from the Company or an Affiliate of the Company pursuant to this Agreement or otherwise (a "Payment") would (i) constitute a "parachute payment" within the meaning of Section

280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

If any Payments must be cut back to avoid triggering such penalties, they shall be cut back in the following order (unless cutting Payments back in such order would result in the imposition on Executive of an additional tax under Section 409A of the Code (or similar state or local law) and cutting the Payments back in another order would not, in which case benefits shall instead be cut back in such other order): First all Payments that do not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code (in the order designated by Executive). Second, all Payments that constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code that were granted to Executive in the 12-month period of time preceding the applicable change in control, in the order such benefits were granted to Executive. Third, all remaining Payments shall be reduced pro-rata. Executive and the Company agree to reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Executive receives.

(b) All determinations under this Section 6 shall be made by the Company's independent accounting firm, in their reasonable discretion in consultation with Executive's accountants or tax counsel.

7. **Miscellaneous.**

(a) **Indemnification**. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's bylaws, including any directors and officers insurance policies, on terms no less favorable than any other executive officer or director of the Company.

(b) **Legal Fees**. The Company will reimburse Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement, up to $6,000; **provided, however**, that Executive must submit satisfactory proof of such expenses in accordance with the Company's standard expense reimbursement policies no later than December 31, 2010.

(c) **Arbitration**.

(i) Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or arising out of Executive's employment with or termination from the Company, will be settled by final and binding arbitration by a single arbitrator to be held in Los Angeles County, California, in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") then in effect ("JAMS Rules"); **provided, however**, that no dispute relating to Confidential Information, Inventions or other intellectual property including, but not limited to, patents, copyrights, and trademarks, shall be subject to this arbitration provision. The arbitrator selected shall be experienced in employment law matters and shall have the authority to grant Executive or the Company or both all remedies otherwise available by law, including injunctions.

(ii) Notwithstanding anything to the contrary in the JAMS Rules, the arbitration shall provide (1) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (2) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear his/her or its own costs and attorneys' fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment ("a Statutory Discrimination Claim"), shall split equally the fees and administrative costs charged by the arbitrator and JAMS. In disputes where Executive asserts a Statutory Discrimination Claim against the Company, Executive shall be required to pay only the JAMS filing fee to the extent such filing fee does

not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator's fees and administrative costs.

(iii) The decision of the arbitrators will be final, conclusive and binding on the parties to the arbitration. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys' fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(d) **No Mitigation or Offset**. The Company agrees that if Executive's employment is terminated during the Term, Executive is not required to seek other employment and the Company shall have no right to reduce any amounts payable to Executive pursuant to this Agreement on account of Executive not seeking other employment.

(e) **Assignment**. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of the Company. The Company may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time (without Executive's consent) to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company that expressly agrees to assume and to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and following such assignment, all references to the Company and its Affiliates shall be deemed to refer to such assignee and the Company and its Affiliates shall thereafter have no obligation under this Agreement.

(f) **Binding Agreement**. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(g) **Notices**. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

(h) **Amendments**. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such other officer as may be specifically designated by an authorized Company officer other than Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i) **Entire Agreement**. Except as otherwise provided, this Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, express or implied, concerning the terms of Executive's employment with the Company and its Affiliates, and no amendment or modification of this Agreement shall be binding unless set forth in a writing signed by the Company and Executive. To the extent that this Agreement conflicts with any of the Company's policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(j) **Use of Executive's Name, Voice and Likeness**. Executive hereby irrevocably grants to the Company the right, but not the obligation, during the Term, to use Executive's name, voice or likeness, solely to recruit for the Company, to publicize or advertise the Company or its products and services, and for internal purposes in any medium now known or hereafter existing. After the Term, the Company may use Executive's name, voice and likeness for any of the foregoing purposes with Executive's consent, which shall not be unreasonably withheld.

(k) **Applicable Law**. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

(l) **Captions**. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(m) **Withholding**. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

(n) **Survivorship**. The rights of the Company and Executive's obligations under this Agreement shall survive the expiration of the Term. Subject to the terms of this Agreement, the Company's obligations under Section 4 shall survive the expiration of the Term.

(o) **Mutual Intent**. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(p) **Validity**. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(q) **Counterparts**. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

**IN WITNESS WHEREOF**, the parties hereto have executed this Agreement on November 15, 2010, effective as of the Effective Date (June 24, 2010).

**PATIENT SAFETY TECHNOLOGIES, INC.**

By: ____________________
Name: John J. Francis
Title: Director

**PATIENT SAFETY TECHNOLOGIES, INC.**
**2 VENTURE**
**SUITE 305**
**IRVINE, CA 92618**

**EXECUTIVE**

____________________
Name: Brian E. Stewart

**BRIAN E. STEWART**
**8 CAVALLERI**
**NEWPORT COAST, CA 92657**